Consent of Independent Auditor
We consent to the incorporation by reference in the Registration Statement of ReSearch Pharmaceutical Services, Inc. on Form S-8 (No. 333-151436) of our report dated March 9, 2009, with respect to the financial statements of IMEREM Institute for Medical Research Management and Biometrics — Institut für medizinisches Forschungsmanagement und Biometrie — Ein unabhaengiges Forschungsunternehmen GmbH, as of and for the years ended December 31, 2007 and 2006, included in this Current Report on Form 8-K/A.
/s/ McGladrey & Pullen, LLP
Chicago, IL
March 9, 2009